CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2007, relating to the financial statements and financial highlights which appear in the August 31, 2007 Annual Reports to Shareholders of Columbia Tax Exempt Reserves, Columbia Cash Reserves, Columbia Treasury Reserves, Columbia New York Tax Exempt Reserves, Columbia California Tax Exempt Reserves, Columbia Government Reserves, Columbia Municipal Reserves, Columbia Money Market Reserves, Columbia Government Plus Reserves, Columbia Connecticut Municipal Reserves and Columbia Massachusetts Municipal Reserves which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 20, 2008